Exhibit 99.1

For Immediate Release

Motive Reports Unaudited Financial Results

Shows 8% increase in revenue

AUSTIN, Texas, November 7, 2007 – Motive, Inc. (OTC: MOTV), a leading provider of service management software for broadband and mobile data services, today filed with the Securities and Exchange Commission a Form 8-K providing unaudited financial results for the three and nine months ended September 30, 2007.

For the three months ended September 30, 2007, total revenue rose by $1.2 million to $17.3 million, an increase of 8% from $16.1 million for the three months ended September 30, 2006. The increase was primarily due to a $2.1 million increase in license fees revenue partially offset by decreases of $300,000 in services revenue acquired as a result of the BroadJump acquisition, and a $600,000 decrease in other services revenue.

For the 2007 third quarter, the company reported a net loss of $13.5 million, or $(0.49) per share, compared with a net loss of $6.0 million, or $(0.22) per share, for the same period a year ago. Included in the loss was a charge for $8.0 million for settlement of the class action and derivative lawsuits and related expenses. The company’s per share loss prior to the settlement charge was $(0.20) per share and the loss per share for the lawsuit settlement was $(0.29) per share. As of September 30, 2007, the company had cash and short-term investments of $25.7 million.

“Core license fee business remains strong as we increased revenues outside of North America consistent with our focus on expanding our European and Asia/Pacific operations,” said Alfred Mockett, chairman and chief executive officer. “Excluding the charge related to the settlement of the class action and derivative lawsuits, we have reduced operating expenses 13% in the past nine months compared with last year,” he added.

Company headcount stood at 308 as of September 30, 2007 compared to 258 at September 30, 2006.

For the nine months ended September 30, 2007, total revenue decreased by approximately 2% to $46.5 million compared with $45.7 million in prior year period. The decrease was due primarily to a $3.1 million decrease in services revenue and a $1.2 million reduction in services revenue acquired as a result of the Broadjump acquisition. These decreases were partially offset by a $3.5 million gain in license fee revenue for the period.

For the nine month period, the company reported a net loss of $26.9 million, or $(0.98) per share, compared with a net loss of $18.9 million, or $(0.71) per share in 2006.

Update

•	On July 30th, Motive announced it had dismissed Ernst and Young as the company’s accountants as of July 27th.

•	On October 23rd, Motive announced the appointment of BDO Seidman, LLP as the company’s new independent auditor effective Oct. 17th.

•

On November 5th, Motive announced that it has reached an agreement to settle the securities class action litigation pending in U.S. District Court in the Western District of Texas Additionally, the company has reached an agreement in principle to settle the shareholder derivative litigation pending in the same court.

•	On November 6th, Motive announced it had hired Thomas Weisel partners to review and evaluate the company’s strategic options.

Added Mr. Mockett, “As we’ve previously disclosed, over these past many months we have taken significant steps to resolve many non-operational issues. This past month we announced settlement of the class action and derivative litigation and the hiring of BDO Seidman as our independent auditing firm. Both these actions are important steps for Motive going forward.”

The Company had previously filed with the Securities and Exchange Commission a Form 8-K providing unaudited financial statements for the years ended December 31, 2005 and December 31, 2006, and interim financial statements, unaudited, for the six months ended June 30, 2007. The unaudited financial statements included restated annual financial results for 2003 and 2004, and restated financial results for the six months ended June 30, 2005.

As previously announced, the company intends to file unaudited financial statements each quarter under Form 8-K until it is able to file audited financial statements.

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty.

Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to timely complete the restatement of our historical financial results and timely complete our financial statements for the years ended December 31, 2005 and December 31, 2006 and for interim periods since December 31, 2006, the ability of our new independent accounting firm to complete its audits and reviews of our financial statements, our ability to complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing SEC investigation, the outcome of pending securities and shareholder derivative litigation, and those additional risk factors and uncertainties discussed in our filings with the SEC, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

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Contacts

For investors:

Mike Fitzpatrick

Motive, Inc.

(512) 531-1044 W

(512) 983-7065 M

Mike.fitzpatrick@motive.com

For Media:

The Torrenzano Group:

Al Bellenchia

Managing Director

(212) 681-1700 x 156

abellenchia@torrenzano.com

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED AND UNREVIEWED)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenue:
License fees	$11,450	$13,550	$34,162	$37,688
Services:
Services	4,346	3,788	11,161	8,020
Acquired in business combination	281	—	1,214	—

Total services revenue	4,627	3,788	12,375	8,020

Total revenue	16,077	17,338	46,537	45,708

Cost of revenue:
License fees	646	926	1,671	2,069
Amortization of acquired technology	550	550	1,650	1,650
Services	5,405	6,416	16,265	18,601

Total cost of revenue	6,601	7,892	19,586	22,320

Gross margin	9,476	9,446	26,951	23,388

Operating expenses:
Sales & marketing	7,063	6,212	21,304	16,574
Research & development	3,671	4,089	12,331	11,220
General & Administrative	5,019	4,873	14,194	14,946
Amortization of intangibles	138	137	413	412
Shareholder and securities litigation settlements	—	8,000	—	8,000
Business restructuring charge	—	—	1,561	—

Total operating expenses	15,891	23,311	49,803	51,152

Loss form operations	(6,415)	(13,865)	(22,852)	(27,764)
Interest income and expense, net	499	285	1,505	1,114
Other income (expense), net	12	137	2,697	(43)

Loss before income taxes	(5,904)	(13,443)	(18,650)	(26,693)
Provision for income taxes	121	58	333	258

Net loss	($6,025)	($13,501)	($18,983)	($26,951)

Basic and diluted loss per share	($0.22)	($0.49)	($0.71)	($0.98)

Shares used in computing basic and diluted loss per share	26,859	27,639	26,806	27,610

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED AND UNREVIEWED)

(in thousands, except per share amounts)

	December 31, 2006	September 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$17,475	$16,499
Short-term investments	24,099	9,175
Accounts receivable, net	10,696	11,239
Prepaid expenses and other current assets	3,283	4,127

Total current assets	55,553	41,040

Property and equipment, net	4,916	4,068
Goodwill	39,656	39,656
Acquired technology, net	2,292	642
Other intangibles, net	1,123	710
Other assets	1,684	2,314

Total assets	$105,224	$88,430

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$5,433	$5,307
Accrued liabilities	7,631	18,791
Deferred revenue	39,223	40,959
Financing obligation payable	—	265

Total current liabilities	52,287	65,322
Deferred revenue	30,130	25,121

Total liabilities	82,417	90,443

Stockholders equity	22,807	(2,013)

Total liabilities and stockholders equity (deficit)	$105,224	$88,430